Karsh & Company P.C.
Certified Public Accountants/Litigation Consultants

One Tabor Center  *  1200 17th Street, Suite 880
Denver, Colorado  80202-5808
(303) 825-1000  FAX  (303) 825-8800



                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------



We consent to the incorporation by reference in the Registration Statement pursuant to Section 12 (g) of the Securities Exchange Act of 1934 of Leon Tours Ltd., Inc. of our report dated March 28, 1999, on our audits of the financial statements and the financial statement schedule of Leon Tours Ltd. as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, which report is incorporated by reference in this Registration Statement Form 20-F.



/s/ KARSH & COMPANY, P.C.
-------------------------

KARSH & COMPANY, P.C.



Denver, Colorado
April 23, 1999